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                                                                    EXHIBIT 12.1
AIRTRAN HOLDINGS, INC.
EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (in thousands)

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                                                                                                                       Quarter Ended
                                                                                   Year Ended December 31                 March 31
                                                                  ----------------------------------------------------- ------------
                                                                    1996        1997       1998       1999       2000       2001
                                                                  ----------------------------------------------------- ------------
Income (loss) before taxes and cumulative effect of change
 in accounting principle                                          $(65,932)  $(119,438)  $(40,738)  $(96,655)   $47,436    $10,521
Amortization of capitalized interest                                     -           -          -         38        187         53
Interest including interest capitalized                             23,398      25,886     28,701     34,586     48,143     11,773
Less interest capitalized during the period                         (1,212)     (1,555)    (3,339)    (6,736)    (8,826)    (1,145)
Interest portion of rent expense                                     5,275       4,552      7,950      7,235     10,331      3,834
                                                                  ----------------------------------------------------- ------------
         Earnings                                                 $(38,471)  $ (90,555)  $ (7,426)  $(61,532)   $97,271    $25,036
                                                                  ===================================================== ============
Interest including interest capitalized                           $ 23,398   $  25,886   $ 28,701   $ 34,586    $48,143    $11,773
Interest portion of rent expense                                     5,275       4,552      7,950      7,235     10,331      3,834
                                                                  ----------------------------------------------------- ------------
         Fixed Charges                                            $ 28,673   $  30,438   $ 36,651   $ 41,821    $58,474    $15,607
                                                                  ===================================================== ============
Ratio of Earnings to Fixed Charges                                      (1)         (1)        (1)        (1)       1.7        1.6
                                                                  ===================================================== ============
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(1)  For the periods ended December 31, 1996, 1997, 1998, and 1999, the
Company's earnings were insufficient to cover fixed charges by $67,144,
$120,993, $44,077, and $103,353, respectively.